                                           Registration Statement No. 333-_____

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              __________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                          Northern Trust Corporation
              (Exact name of issuer as specified in its charter)

       Delaware                                           36-2723087
(State of Incorporation)                       (IRS Employer Identification No.)
               50 South LaSalle Street, Chicago, Illinois 60675

             Northern Trust Corporation Deferred Compensation Plan
                             (Full Title of Plan)

                         Peter L. Rossiter,
                         Executive Vice President and General Counsel
                         50 South LaSalle Street
                         Chicago, Illinois 60675
                         (Name and Address of Agent for Service)

                                (312) 630-6000
____________________________________________________________________________
        (Telephone number, including area codes, of agents for service)

                        CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
                                       Maximum       Maximum
                        Amount         Offering      Aggregate     Amount of
Title of Securities     To Be          Price Per     Offering      Registration
to be Registered (1)    Registered     Obligation    Price (2)     Fee

Deferred Compensation   $52,500,000       100%       $52,500,000   $15,487.50
Obligations

(1) The Deferred Compensation Obligations are unsecured obligations of Northern Trust Corporation to pay deferred compensation in the future in accordance with the terms of the Northern Trust Corporation Deferred Compensation Plan.

(2)  Estimated solely for the purpose of determining the registration fee.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference:

     (a) The Annual Report on Form 10-K of Northern Trust Corporation (the "Registrant") for the fiscal year ended December 31, 1997;

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

     (c) The Registrant's Current Reports on Form 8-K filed on January 21, April 3, and April 21, 1998.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     The Northern Trust Corporation Deferred Compensation Plan Obligations ("Obligations") are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Northern Trust Corporation Deferred Compensation Plan ("Plan") from the general assets of the Registrant, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

     The Obligations are not subject to redemption, in whole or in part. The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Plan. The Obligations will be invested in one or more investment vehicles selected by a committee responsible for administration of the Plan. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected vehicles, including any appreciation or depreciation. The Obligations will be denominated in United States dollars.

     The Registrant reserves the right to amend or terminate the Plan at any time, provided that no amendment or termination may directly or indirectly reduce the balance of any Obligations as of the effective date of the amendment or termination.

     The Obligations are not convertible into any other obligations of the Participant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. The Obligations are funded by means of a "rabbi trust" for which Harris Trust and Savings Bank, Chicago, Illinois, an independent corporate trustee has been appointed. The trustee will not have the authority for, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking further action upon a default.

Item 5. Interests of Named Experts and Counsel.

     Peter L. Rossiter, Executive Vice President and General Counsel of the Registrant, has furnished the opinion attached as Exhibit 5 to this registration statement with respect to the validity of the securities being registered hereunder. As of May 1, 1998, Mr. Rossiter owned 130,183 shares of Common Stock of the Registrant, which includes 114,870 shares issuable pursuant to stock options.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law and Article Eighth of the Corporation's Restated Certificate of Incorporation provide for indemnification of the Corporation's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "1933 Act"). The general effect of these provisions is to provide that the Corporation shall indemnify its directors and officers against all liabilities and expenses reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of the Corporation. With respect to legal proceedings by or in the right of the Corporation in which a director or officer is adjudged liable for improper performance of his duty to the Corporation, indemnification is limited by such provisions to that amount which is permitted by the court. In addition, the Corporation has purchased insurance as permitted by Delaware law on behalf of directors, officers, employees or agents, which may cover liabilities under the 1933 Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this registration statement.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the l933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

The Registrant

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois on the 14th day of May, 1998.

                                   NORTHERN TRUST CORPORATION
                                   By   /s/ Peter L. Rossiter
                                        ---------------------
                                   Peter L. Rossiter
                                   Executive Vice President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 14th day of May, 1998.


Signature                              Title

WILLIAM A. OSBORN*                     Chairman of the Board
----------------------                 President, Chief Executive
William A. Osborn                      Officer and Director


BARRY G. HASTINGS*                     President, Chief Operating
----------------------                 Officer and Director
Barry G. Hastings


PERRY R. PERO*                         Senior Executive Vice President
----------------------                 and Chief Financial Officer
Perry R. Pero


HARRY W. SHORT*                        Senior Vice President
----------------------                 and Controller
Harry W. Short


DUANE L. BURNHAM *                     Director
----------------------
Duane L. Burnham


DOLORES E. CROSS*                      Director
----------------------
Dolores E. Cross


SUSAN CROWN*                           Director
----------------------
Susan Crown

Signature                  Title



ROBERT S. HAMADA*          Director
----------------------
Robert S. Hamada


ROBERT A. HELMAN*          Director
----------------------
Robert A. Helman


ARTHUR L. KELLY*           Director
----------------------
Arthur L. Kelly


FREDERICK A. KREHBIEL*     Director
----------------------
Frederick A. Krehbiel


WILLIAM G. MITCHELL*       Director
----------------------
William G. Mitchell


EDWARD J. MOONEY*          Director
----------------------
Edward J. Mooney


HAROLD B. SMITH*           Director
----------------------
Harold B. Smith


WILLIAM D. SMITHBURG*      Director
----------------------
William D. Smithburg


BIDE L. THOMAS*            Director
----------------------
Bide L. Thomas


     *Peter L. Rossiter, pursuant to powers of attorney duly executed by each of the above Directors and Officers of Northern Trust Corporation and filed with the Securities and Exchange Commission in Washington, D.C., hereby executes this registration statement on behalf of each of the persons named above in the capacity set forth opposite his or her name.


       /s/ Peter L. Rossiter                  May 14, 1998
       ---------------------
       Peter L. Rossiter
       (Attorney-in-fact)

                                 EXHIBIT INDEX



Exhibit
Number    Description                                      Page No.
------    -----------                                      --------


4.1       Restated Certificate of Incorporation
          (Incorporated by reference to Registrant's
          Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1997)

4.2.      By-laws, as amended
          (Incorporated by reference to Registrant's
          Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1996)

5.        Opinion of Counsel

23.1      Consent of Counsel
          (Contained in its opinion filed as Exhibit 5)
23.2      Consent of Independent Public Accountants

24.       Powers of Attorney